Exhibit 10(bbb)-3
Western Power Distribution
Phantom Stock Option Award Agreement

Participant Name:	Robert Symons
Participant ID:	858445

Congratulations on your selection as a recipient of Western Power Distribution phantom stock options. This Agreement governs your rights and sets forth all of the conditions and limitations affecting such rights.

Phantom stock options’ holders have the right to receive the appreciation in the value of the WPD phantom stock over a fixed price for a specified period of time, on or before the expiration date, as such expiration date may change based on events described in Section 3 of this Agreement.  The change in value of the WPD phantom stock will be based on the change in value of the PPL stock price.

1.	Terms: Following are terms of this Phantom Stock Option grant.

Date of Grant	15 February 2013
Number of Phantom Stock Options Granted	83,260
Exercise Price	US$30.53
Exchange Rate	US$ = £0.644
Expiration Date	15 February 2023

2.	Vesting and Exercise: Phantom Stock Options do not provide you with any rights or interests until they vest and become exercisable as shown below:

Date on Which Phantom Stock Options Vest, Assuming You Remain Employed On The Applicable Date	Number of Phantom Stock Options That Vest
15 February 2014	27,754
15 February 2015	27,753
15 February 2016	27,753

3.	Impact of Termination of Employment: The vesting and expiration date of your Phantom Stock Options will change as a result of employment termination, according to the following table.

Employment Event	Treatment of Unvested Phantom Stock Options	Expiration of Phantom Stock Options (Period is Measured from Date of Termination of Employment) 1
Death	Vest fully	3 years
Disability 2	Continue vesting	5 years
Retirement 3	Continue vesting	5 years
Voluntary resignation	Forfeited	90 days
Involuntary termination other than for cause4	Forfeited	90 days
Involuntary termination for cause4	Forfeited	Forfeited
Leave of absence < 90 days	No change	No change
Leave of absence > 90 days	***Refer to appropriate termination event, above***

1	In no event may the term extend beyond the original expiration date of the Phantom Stock Option.
2	Disability is defined as medical retirement in accordance with the rules of the Electricity Supply Pension Scheme
3	Retirement means termination of employment other than for Cause on or after the date when you are at least 55 years old and have at least 10 years of service.
4	For purposes of this Plan, “Cause” means:

(i)
Your wilful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from Disability), after a written demand for substantial performance is delivered that specifically identifies the manner in which the Company believes you have failed to substantially perform your duties;

(ii)
Wilfully engaging in conduct (other than conduct covered under (i) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to conviction of a felony.

4.	How to Exercise: The Phantom Stock Options hereby granted may be exercised by contacting WPD Employee Relations.

To exercise a phantom stock option, you must notify Employee Relations in writing by 12 noon UK time on the day you wish to exercise, stating the following:

•	The date of the grant you wish to exercise

•	The number of phantom stock options you wish to exercise; and

•	The exercise price of the phantom stock options.

The gain per exercised phantom stock option will be the difference between the WPD stock price on the day before the notification of exercise and the exercise price, by reference to the stock prices of PPL stock as reported in the Financial Times.  The gain will be converted from US dollars to UK sterling using the exchange rate as at the date of grant.  In this regard, for any 2013 grants exercised, the exchange rate will be US$ = £0.644.

5.
Who Can Exercise: During your lifetime the Phantom Stock Options will be exercisable only by you. No assignment or transfer of the Phantom Stock Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, will vest in the assignee or transferee any interest whatsoever.

6.	Change in Control: The respective stock option grant will vest upon a Change in Control (“CIC”) of PPL if one of the following also occurs:-

•	PPL’s stock ceases to be traded; or

•	PPL no longer have a holding in WPD; or

•	The plan is terminated and not replaced with a plan of equivalent value.

7.
Re-capitalisation: In the event that there is any change in corporate capitalisation the number of Phantom Stock Options subject to this Agreement shall be equitably adjusted by the Board of Directors to prevent dilution or enlargement of rights.

8.	Tax Withholding: The appreciation value, when exercised, will be paid through WPD’s payroll and will be subject to usual UK tax deductions.

9.
Requirements of Law: The granting of Phantom Stock Options will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Please acknowledge your agreement to participate in the Plan and this Agreement and to abide by all of the governing terms and provisions by signing the following representation.  You may not exercise this option until you have signed the agreement below.

Agreement to Participate

By signing a copy of this Agreement and returning it to WPD Employee Relations, I acknowledge that I have read this Agreement and fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit my eligibility to exercise these Phantom Stock Options. Without limiting the generality of the preceding sentence, I understand that my right to exercise these Phantom Stock Options is conditioned upon my continued employment with the Company or its Subsidiaries.

Participant	Date

Rick Klingensmith
Chairman, Western Power distribution Holding Ltd